Exhibit 99.1
NEWS RELEASE

NCI Building Systems Reports
Fourth Fiscal Quarter and 2016 Fiscal Year End Results

HOUSTON, December 8, 2016 – NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”) today reported financial results for the fourth fiscal quarter and fiscal year ended October 30, 2016.
Fourth Fiscal Quarter 2016 Financial and Operational Highlights:

•	Sales rose 4.5% to $480.3 million, compared to $459.8 million in last year’s fourth quarter, driven by an 3.0% improvement in underlying tonnage volumes

•	Gross profit for the quarter was $120.8 million or 25.2% of revenues compared to $123.6 million or 26.9% of revenues in the prior year’s fourth quarter

•	Net income increased 3.2% to $19.0 million from $18.4 million in last year’s fourth quarter

•
Net income per diluted common share was $0.27, which included $0.01 of special items, and Adjusted Net Income was $0.28 per diluted common share compared to Adjusted Net Income of $0.31 per diluted common share in last year’s fourth quarter

•	Adjusted EBITDA was $53.7 million or 11.2% of revenue for the period compared to the prior year’s fourth quarter Adjusted EBITDA of $56.4 million or 12.3% of revenue

•	Total consolidated backlog increased to $515.9 million, up 3.9% year-over-year
Fiscal 2016 Financial and Operational Highlights:

•	Sales rose 7.8% to $1.68 billion from $1.56 billion in the prior year, driven by an 11.8% improvement in underlying tonnage volumes

•	Gross profit was $427.9 million, an increase of 14.9%, compared to $372.3 million in fiscal 2015 and gross margins improved to 25.4% from 23.8% in the prior year

•	Net income increased 186.4% to $51.0 million from $17.8 million in fiscal 2015

•
Net income per diluted common share was $0.70, which included $0.01 of special items, and Adjusted Net Income was $0.71 per diluted common share compared to Adjusted Net Income of $0.42 per diluted share in fiscal 2015

•	Adjusted EBITDA rose 27.7% to $166.1 million or 9.9% of revenue in the current fiscal year compared to Adjusted EBITDA of $130.0 million or 8.3% of revenue in fiscal 2015
Norman C. Chambers, Chairman and Chief Executive Officer, commented, “We are very pleased that fiscal 2016 delivered revenue, gross margins and Adjusted EBITDA growth. NCI’s performance was the direct result of the strategic realignment of our commercial, manufacturing and supply chain groups that improved operating leverage across the company. During fiscal 2016, we also completed the integration of our insulated metal panels (IMP) businesses, and we were able to generate double-digit growth and higher margin opportunities in our IMP product portfolio. In addition, we have remained prudent stewards of our capital by utilizing free cash flow to pay down debt and buy back our common stock.
“Looking ahead to fiscal 2017, and based on the evaluation of our leading market indicators, we expect to see a range of 3.0% - 6.0% growth in low rise nonresidential construction markets. Furthermore, we remain committed to the implementation of our cost savings initiatives and plan to take advantage of significant IMP growth opportunities. We believe NCI is well positioned to exceed low rise nonresidential growth expectations and deliver on year-over-year top-line and bottom-line growth.”
Fourth Quarter 2016 Results
Fourth quarter 2016 sales increased to $480.3 million, or 4.5%, from $459.8 million in last year's fourth quarter, due mainly to increased volumes across all three segments and continued commercial discipline in a period of rapidly rising input costs. The

Components segment, which includes both our legacy single skin and IMP product lines, as well as the Coatings segment, delivered strong results.
Gross profit decreased slightly by 2.2% to $120.8 million from $123.6 million in the fourth quarter of 2015, while gross profit margin contracted 170 basis points to 25.2%, compared to 26.9% in the prior year period. The decline in margin performance was driven largely by a combination of rapidly rising input costs (versus rapidly declining input costs in the prior year period) combined with lower manufacturing efficiency, primarily related to the transitional impact of the ongoing manufacturing consolidation and reorganization.
Engineering, selling, general and administrative (ESG&A) expenses increased to $77.6 million from $76.4 million in the fourth quarter of 2015 due largely to increased short term and long term incentive compensation costs related to the increased annual financial performance. As a percentage of revenues, ESG&A expenses decreased approximately 40 basis points to 16.2% in the 2016 fourth quarter compared to 16.6% in the prior year’s period.
Operating income increased to $39.4 million, or 7.9%, compared to $36.5 million in the prior year’s fourth quarter. Adjusted operating income, a non-GAAP measure which excludes identified special items, decreased 6.8% to $40.9 million in the current quarter from $43.8 million in the fourth quarter of 2015.
Fourth quarter 2016 net income applicable to common shares was $18.9 million, or $0.27 per diluted common share compared to the prior year’s $18.2 million, or $0.25 per diluted common share. Net income was impacted by the following special items: $0.8 million of restructuring and impairment charges; $0.6 million of strategic development and acquisition integration and $0.1 million from the loss on the sale of assets, offset by the related tax benefit of $0.6 million. Excluding the impact of these special items, the Company reported adjusted net income applicable to common shares, a non-GAAP measure, of $19.8 million, or $0.28 per diluted common share, compared to $22.7 million, or $0.31 per diluted common share, in the fourth quarter of 2015.
Adjusted EBITDA, a non-GAAP measure, defined in accordance with the Company's Credit Agreement as earnings before interest, taxes, depreciation and amortization, and cash and other non-cash items, was $53.7 million, down 4.9% from $56.4 million in the prior year’s fourth quarter.
Please see the reconciliation of Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income in the accompanying financial tables.
Interest expense decreased to $7.6 million in the fourth quarter of 2016, compared to $8.0 million in last year’s fourth quarter as a result of the Company’s voluntary debt repayment on its Term Loan.
Cash and cash equivalents at quarter’s end was $65.4 million compared to $99.7 million in the comparable period in fiscal 2015 and grew sequentially from $50.7 million at the end of the third quarter of fiscal 2016. The Company paid down an additional $10 million under its term loan in the fourth quarter of fiscal 2016, bringing the total debt repayments to $40 million during the fiscal year. Additionally, the Company utilized $62.9 million to repurchase over 4.5 million shares during fiscal 2016 at an average purchase price of $13.96 per share. NCI’s net debt leverage ratio at the end of the fourth fiscal quarter improved to 2.0x from 2.6x at the end of the prior year. In addition, the Company’s $150.0 million ABL facility remained undrawn as of October 30, 2016.
Fourth Quarter 2016 Segment Performance
Third party sales in the Buildings group increased 2.1% to $196.6 million in the fourth quarter from $192.5 million in the prior year quarter, primarily due to commercial discipline in passing through higher year-over year material input costs, while underlying volumes increased less than 1%. Operating income was $22.8 million for the quarter compared to $25.5 million in the fourth quarter of 2015. Adjusted operating income decreased 12.6% to $23.1 million in the current quarter, compared to $26.4 million in the fourth quarter of fiscal 2015. The decrease in the segment’s operating margins relates primarily to the rapidly increasing material input costs (as compared to the rapid decline in input costs in the prior year period) and transitional operating inefficiencies related to the ongoing manufacturing reorganization and consolidation.
The Components group generated $255.1 million in third-party sales during the quarter, an increase of 6.0% from $240.6 million in the fourth quarter of fiscal 2015, led by growth in the IMP product lines, as well as continued strength in the legacy metal component products. Operating income was $31.1 million for the quarter compared to $18.2 million in the fourth quarter of 2015. Adjusted operating income increased to $31.6 million from $26.9 million in the same quarter last fiscal year. The Components segment’s profitability benefited from a greater contribution from IMP growth and commercial discipline in passing through rising material input costs.
Third party sales in the Coatings group were $28.6 million, a 7.2% increase from $26.7 million in last year’s fourth quarter. Operating income was $7.0 million for the quarter compared to $7.2 million in the fourth quarter of 2015.Adjusted operating income decreased 2.6% to $7.0 million in the fourth quarter of fiscal 2016, compared to $7.2 million reported in the same period last year. Operating margins in the Coatings group were lower than the prior year primarily as a result of recent insourcing of the IMP coating requirements, which are less efficient to produce due to smaller order sizes, and require more technically complex specifications.

Market Commentary
Based on the combination of leading market indicators that the Company tracks, which includes Dodge residential single family starts (a 12-14 month lag); the American Institute of Architects Architecture Mixed Use Index (a 10-12 month lag) and the Conference Board’s Leading Economic Index (a 9-month lag), the Company continues to expect positive growth of 3.0% - 6.0% in low-rise nonresidential new construction starts during fiscal year 2017. These indicators, as a group, have historically had a very strong correlation with Dodge (low-rise) nonresidential new construction starts.
Current market data from internal bookings reflects several end-market segments showing year-over-year positive growth including agricultural, industrial equipment storage and manufacturing warehouses, offices and residential. Geographic markets demonstrating year-over-year growth include New England, the Pacific, Mid-Atlantic and the Northern Central area of the United States.
Outlook and Guidance
For the full year, NCI expects 2017 to be a better year than 2016 in terms of revenues and Adjusted EBITDA, driven primarily by the Company’s ability to leverage expected market growth, the ongoing cost savings initiatives and opportunities to expand the IMP businesses. The Company’s two key cost savings initiatives in manufacturing consolidation and ESG&A are expected to generate $30 to $40 million in cost savings by the end of 2018, of which $12 million was realized in 2016. In fiscal 2017, these two initiatives are expected to drive an incremental cost savings of $10.0 million.
Similar to past years’ seasonal trends, the Company expects the second half performance in 2017 to be stronger than the first half. For the first quarter of fiscal 2017, NCI expects revenues to be in the range of $370 to $390 million and gross profit margins to be in the range of 21.0% to 23.5%. For the full year fiscal 2017, the Company expects revenues to be in the range of $1.75 to $1.85 billion and Adjusted EBITDA to be in the range of $175 to $205 million.
The Company has provided additional detailed financial guidance in the quarterly supplemental presentation at www.ncibuildingsystems.com under the “Investors” section.
Conference Call Information
The NCI Building Systems, Inc. fourth quarter and fiscal year end 2016 conference call is scheduled for Friday, December 9, 2016, at 9:00 a.m. ET (8:00 a.m. CT). Please dial 1-412-902-0003 or 1-877-407-0672 (toll-free) to participate in the call. To listen to a live broadcast of the call over the Internet or to review the archived call, please visit the Company's website at www.ncibuildingsystems.com. To access the taped replay, please dial 1-201-612-7415 or 1-877-660-6853 (toll-free) and the passcode 13624068# when prompted. The taped replay will be available two hours after the call through December 23, 2016.
About NCI Building Systems
NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Canada, Mexico and China with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.
Contact:
K. Darcey Matthews
Vice President, Investor Relations
281-897-7785
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "anticipate," "guidance," "plan," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, therefore, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Such forward-looking statements include, but are not limited to, the Company’s expectation of a 3.0% - 6.0% year-over-year increase in low-rise nonresidential new construction starts, the Company’s belief that it is well positioned to exceed nonresidential growth expectations and deliver on year-over year top-line and bottom-line growth, the Company’s expectation of year-over-year improvement in revenue and Adjusted EBITDA, the Company’s belief that its two key cost initiatives in manufacturing consolidation and ESG&A are expected to generate $10 million in cost savings in fiscal 2017, and between $30 to $40 million in cost savings by the end of fiscal 2018, the Company’s expectation that the second half performance in fiscal 2017 will be stronger than the first half, the Company’s expectation that for first quarter fiscal 2017, NCI expects revenues to be in the range of $370 to $390 million and gross profit margins to be in the range of 21.0% to 23.5%, and the Company’s expectation that for the full year fiscal 2017, NCI expects revenues to be in the range of $1.75 to $1.85 billion and Adjusted EBITDA to be in the range of $175 to $205 million. Among the factors that could cause actual results to differ materially include, but are not limited to, industry cyclicality and seasonality and adverse weather conditions; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad, generally, and in the credit markets; substantial indebtedness and our ability to incur substantially more indebtedness; our ability to generate significant cash flow required to service or refinance our existing debt, including the 8.25% senior notes due 2023, and obtain future financing; our ability to comply with the financial tests and covenants in our existing and future debt obligations; operational limitations or restrictions in connection with our debt; increases in interest rates; recognition of asset impairment charges; commodity price increases and/or limited availability of raw materials, including steel; our ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; costs related to environmental clean-ups and liabilities; competitive activity and pricing pressure; increases in energy prices; volatility of the Company's stock price; dilutive effect on the Company's common stockholders of potential future sales of the Company's common stock held by our sponsor; substantial governance and other rights held by our sponsor; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance; changes in laws or regulations, including the Dodd-Frank Act; the timing and amount of our stock repurchases; and costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters. See also the “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended November 1, 2015, which identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Fiscal Three Months Ended		Fiscal Year Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Sales	$480,314	$459,831	$1,684,928	$1,563,693
Cost of sales	359,403	336,230	1,258,680	1,189,019
Fair value adjustment of acquired inventory	—	—	—	2,358
Loss (gain) on sale of assets and asset recovery	62	—	(1,642)	—
Gross profit	120,849	123,601	427,890	372,316
	25.2%	26.9%	25.4%	23.8%

Engineering, selling, general and administrative expenses	77,640	76,416	302,551	286,840
Intangible asset amortization	2,412	5,697	9,638	16,903
Strategic development and acquisition related costs	590	1,143	2,670	4,201
Restructuring and impairment charges	815	7,611	4,252	11,306
Gain on legal settlements	—	(3,765)	—	(3,765)
Income from operations	39,392	36,499	108,779	56,831
Gain from bargain purchase	—	—	1,864	—
Interest income	11	19	146	72
Interest expense	(7,559)	(8,012)	(31,019)	(28,460)
Foreign exchange loss	(312)	(130)	(1,401)	(2,152)
Other income, net	118	60	595	499
Income before income taxes	31,650	28,436	78,964	26,790
Provision for income taxes	12,649	10,029	27,937	8,972
	40.0%	35.3%	35.4%	33.5%

Net income	$19,001	$18,407	$51,027	$17,818
Net income allocated to participating securities	(105)	(221)	(389)	(172)
Net income applicable to common shares	$18,896	$18,186	$50,638	$17,646

Income per common share:
Basic	$0.27	$0.25	$0.70	$0.24
Diluted	$0.27	$0.25	$0.70	$0.24

Weighted average number of common shares outstanding:
Basic	70,845	73,337	72,411	73,271
Diluted	71,020	73,831	72,857	73,923

Increase in sales	4.5%	17.2%	7.8%	14.1%

Engineering, selling, general and administrative expenses percentage	16.2%	16.6%	18.0%	18.3%

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 30, 2016	November 1, 2015

ASSETS
Cash and cash equivalents	$65,403	$99,662
Restricted cash	310	682
Accounts receivable, net	182,258	166,800
Inventories, net	186,824	157,828
Deferred income taxes	29,940	27,390
Income taxes receivable	1,382	—
Prepaid expenses and other	29,972	31,834
Investments in debt and equity securities, at market	5,748	5,890
Assets held for sale	4,256	6,261
Total current assets	506,093	496,347

Property, plant and equipment, net	242,212	257,892
Goodwill	153,271	158,026
Intangible assets, net	146,769	156,395
Other assets, net	10,188	11,069
Total assets	$1,058,533	$1,079,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Note payable	$460	$513
Accounts payable	142,913	145,917
Accrued compensation and benefits	72,536	62,200
Accrued interest	7,165	6,389
Accrued income taxes	—	9,296
Other accrued expenses	102,384	97,309
Total current liabilities	325,458	321,624

Long-term debt, net	404,147	444,147
Deferred income taxes	25,338	20,807
Other long-term liabilities	20,200	21,175
Total long-term liabilities	449,685	486,129

Common stock	715	745
Additional paid-in capital	604,357	640,767
Accumulated deficit	(302,706)	(353,733)
Accumulated other comprehensive loss, net	(9,716)	(8,280)
Treasury stock, at cost	(9,260)	(7,523)
Total stockholders’ equity	283,390	271,976

Total liabilities and stockholders’ equity	$1,058,533	$1,079,729

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Year Ended
	October 30, 2016	November 1, 2015
Cash flows from operating activities:
Net income	$51,027	$17,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,924	51,392
Amortization of deferred financing costs and debt discount	1,908	1,483
Share-based compensation expense	10,892	9,379
(Gains) on non-operating assets, net	(1,673)	(15)
Asset impairment	—	5,876
Provision for doubtful accounts	1,341	110
Provision for deferred income taxes	5,973	5,368
Excess tax benefits from share-based compensation arrangements	(947)	(745)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(18,139)	7,610
Inventories	(29,054)	4,604
Income tax receivable	(2,353)	(2,634)
Prepaid expenses and other	671	(267)
Accounts payable	(1,598)	11,475
Accrued expenses	7,205	(6,052)
Other, net	355	(362)
Net cash provided by operating activities	67,532	105,040
Cash flows from investing activities:
Acquisitions, net of cash acquired	(4,343)	(247,123)
Capital expenditures	(21,024)	(20,683)
Proceeds from sale of property, plant and equipment	5,417	28
Proceeds from insurance	10,000	—
Net cash used in investing activities	(9,950)	(267,778)
Cash flows from financing activities:
Refund of restricted cash, net	370	298
Proceeds from stock options exercised	12,613	354
Issuance of debt	—	250,000
Payments on term loan	(40,000)	(41,240)
Payments on note payable	(1,433)	(1,616)
Payment of financing costs	—	(9,217)
Excess tax benefits from share-based compensation arrangements	947	745
Purchases of treasury stock	(64,013)	(3,320)
Net cash (used in) provided by financing activities	(91,516)	196,004
Effect of exchange rate changes on cash and cash equivalents	(325)	(255)
Net (decrease) increase in cash and cash equivalents	(34,259)	33,011
Cash and cash equivalents at beginning of period	99,662	66,651
Cash and cash equivalents at end of period	$65,403	$99,662

NCI Building Systems, Inc.
Business Segments
(In thousands)
(Unaudited)

	Fiscal Three Months Ended		Fiscal Three Months Ended		$	%
	October 30, 2016		November 1, 2015		Inc/(Dec)	Change
		% of Total Sales		% of Total Sales
Sales:
Engineered building systems	$204,208	36	$197,600	37	$6,608	3.3%
Metal components	292,430	52	275,747	51	16,683	6.1%
Metal coil coating	69,283	12	63,742	12	5,541	8.7%
Total sales	565,921	100	537,089	100	28,832	5.4%
Less: Intersegment sales	85,607	15	77,258	14	8,349	10.8%
Total net sales	$480,314	85	$459,831	86	$20,483	4.5%

		% of Sales		% of Sales
Operating income (loss):
Engineered building systems	$22,830	11	$25,473	13	$(2,643)	-10.4%
Metal components	31,059	11	18,239	7	12,820	70.3%
Metal coil coating	7,018	10	7,208	11	(190)	-2.6%
Corporate	(21,515)	—	(14,421)	—	(7,094)	-49.2%
Total operating income (% of sales)	$39,392	8	$36,499	8	$2,893	7.9%

	Fiscal Year Ended		Fiscal Year Ended		$	%
	October 30, 2016		November 1, 2015		Inc/(Dec)	Change
		% of Total Sales		% of Total Sales
Sales:
Engineered building systems	$672,235	34	$667,165	37	$5,070	0.8%
Metal components	1,044,040	53	920,845	50	123,195	13.4%
Metal coil coating	247,736	13	231,732	13	16,004	6.9%
Total sales	1,964,011	100	1,819,743	100	144,269	7.9%
Less: Intersegment sales	279,083	14	256,050	14	23,033	9.0%
Total net sales	$1,684,928	86	$1,563,693	86	$121,236	7.8%

		% of Sales		% of Sales
Operating income (loss):
Engineered building systems	$62,046	9	$51,410	8	$10,636	20.7%
Metal components	102,495	10	50,541	5	51,954	102.8%
Metal coil coating	25,289	10	19,080	8	6,209	32.5%
Corporate	(81,051)	—	(64,200)	—	(16,851)	-26.2%
Total operating income (% of sales)	$108,779	6	$56,831	4	$51,948	91.4%

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FISCAL THREE MONTHS ENDED OCTOBER 30, 2016 AND NOVEMBER 1, 2015
(In thousands)
(Unaudited)

	Fiscal Three Months Ended October 30, 2016
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$22,830	$31,059	$7,018	$(21,515)	$39,392
Restructuring and impairment charges	211	506	—	98	815
Strategic development and acquisition related costs	—	—	—	590	590
Loss on sale of assets and asset recovery	62	—	—	—	62
Adjusted operating income (loss)(1)	$23,103	$31,565	$7,018	$(20,827)	$40,859

	Fiscal Three Months Ended November 1, 2015
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$25,473	$18,239	$7,208	$(14,421)	$36,499
Restructuring and impairment charges	959	6,365	—	287	7,611
Strategic development and acquisition related costs	—	—	—	1,143	1,143
(Gain) on legal settlements	—	—	—	(3,765)	(3,765)
Amortization of short lived acquired intangibles	—	2,343	—	—	2,343
Adjusted operating income (loss)(1)	$26,432	$26,947	$7,208	$(16,756)	$43,831

(1)
The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure, because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statements of operations.

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FISCAL YEAR ENDED OCTOBER 30, 2016 AND NOVEMBER 1, 2015
(In thousands)
(Unaudited)

	Fiscal Year Ended October 30, 2016
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$62,046	$102,495	$25,289	$(81,051)	$108,779
Restructuring and impairment charges	966	1,661	39	1,586	4,252
Strategic development and acquisition related costs	—	403	—	2,267	2,670
(Gain) on sale of assets and asset recovery	(1,642)	—	—	—	(1,642)
Adjusted operating income (loss)(1)	$61,370	$104,559	$25,328	$(77,198)	$114,059

	Fiscal Year Ended November 1, 2015
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$51,410	$50,541	$19,080	$(64,200)	$56,831
Restructuring and impairment charges	2,756	7,866	254	430	11,306
Strategic development and acquisition related costs	—	—	—	4,201	4,201
(Gain) on legal settlements	—	—	—	(3,765)	(3,765)
Fair value adjustment of acquired inventory	—	2,358	—	—	2,358
Amortization of short lived acquired intangibles	—	8,400	—	—	8,400
Adjusted operating income (loss)(1)	$54,166	$69,165	$19,334	$(63,334)	$79,331

(1)
The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure, because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statements of operations.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER ITEMS (ADJUSTED EBITDA)
(In thousands)
(Unaudited)

	1st Quarter January 31, 2016	2nd Quarter May 1, 2016	3rd Quarter July 31, 2016	4th Quarter October 30, 2016	Trailing 12 Months October 30, 2016
Net income (loss)	$5,892	$2,420	$23,715	$19,001	$51,028
Depreciation and amortization	10,747	10,765	10,595	9,817	41,924
Consolidated interest expense, net	7,847	7,792	7,685	7,548	30,872
Provision for income taxes	2,453	1,209	11,627	12,649	27,938
Restructuring and impairment charges	1,510	1,149	778	815	4,252
(Gain) from bargain purchase	(1,864)	—	—	—	(1,864)
Strategic development and acquisition related costs	681	579	819	590	2,669
Share-based compensation	2,582	2,468	2,661	3,181	10,892
(Gain) loss on sale of assets and asset recovery	(725)	(927)	(52)	62	(1,642)
Adjusted EBITDA(1)	$29,123	$25,455	$57,828	$53,663	$166,069

	1st Quarter February 1, 2015	2nd Quarter May 3, 2015	3rd Quarter August 2, 2015	4th Quarter November 1, 2015	Trailing 12 Months November 1, 2015
Net income (loss)	$(320)	$(7,489)	$7,220	$18,407	$17,818
Depreciation and amortization	9,731	13,766	14,541	13,354	51,392
Consolidated interest expense, net	3,980	8,280	8,135	7,993	28,388
Provision (benefit) for income taxes	(490)	(4,087)	3,520	10,029	8,972
Restructuring and impairment charges	1,477	1,714	504	7,611	11,306
Strategic development and acquisition related costs	1,729	628	701	1,143	4,201
(Gain) on legal settlements	—	—	—	(3,765)	(3,765)
Fair value adjustment of acquired inventory	583	775	1,000	—	2,358
Share-based compensation	2,933	2,201	2,568	1,677	9,379
Adjusted EBITDA(1)	$19,623	$15,788	$38,189	$56,449	$130,049

(1)
The Company’s Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain special charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) PER DILUTED COMMON SHARE AND NET INCOME (LOSS) COMPARISON
(Unaudited)

	Fiscal Three Months Ended		Fiscal Year Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Net income per diluted common share, GAAP basis	$0.27	$0.25	$0.70	$0.24
Restructuring and impairment charges	0.01	0.10	0.06	0.15
Strategic development and acquisition related costs	0.01	0.02	0.04	0.06
Loss (gain) on sale of assets and asset recovery	0.00	—	(0.02)	—
(Gain) from bargain purchase	—	—	(0.03)	—
(Gain) on legal settlements	—	(0.05)	—	(0.05)
Fair value adjustment of acquired inventory	—	—	—	0.03
Amortization of short lived acquired intangible	—	0.03	—	0.11
Tax effect of applicable non-GAAP adjustments(2)	(0.01)	(0.04)	(0.03)	(0.12)
Adjusted net income per diluted common share(1)	$0.28	$0.31	$0.71	$0.42

	Fiscal Three Months Ended		Fiscal Year Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Net income applicable to common shares, GAAP basis	$18,896	$18,186	$50,638	$17,646
Restructuring and impairment charges	815	7,611	4,252	11,306
Strategic development and acquisition related costs	590	1,143	2,670	4,201
Loss (gain) on sale of assets and asset recovery	62	—	(1,642)	—
(Gain) from bargain purchase	—	—	(1,864)	—
(Gain) on legal settlements	—	(3,765)	—	(3,765)
Fair value adjustment of acquired inventory	—	—	—	2,358
Amortization of short lived acquired intangible	—	2,343	—	8,400
Tax effect of applicable non-GAAP adjustments(2)	(572)	(2,859)	(2,059)	(8,775)
Adjusted net income applicable to common shares(1)	$19,791	$22,659	$51,995	$31,371

(1)
The Company discloses a tabular comparison of Adjusted net income per diluted common share and Adjusted net income applicable to common shares, which are non-GAAP measures, because they are referred to in the text of our press releases and are instrumental in comparing the results from period to period. Adjusted net income per diluted common share and Adjusted net income applicable to common shares should not be considered in isolation or as a substitute for net income per diluted common share and net income applicable to common shares as reported on the face of our consolidated statements of operations.

(2)	The Company calculated the tax effect of non-GAAP adjustments by applying the applicable statutory tax rate for the period to each applicable non-GAAP item.

NCI Building Systems, Inc.
Reconciliation of Segment Sales to Third Party Segment Sales
(In thousands)
(Unaudited)

	Fiscal 4th Qtr 2016		Fiscal 4th Qtr 2015		$ Inc/(Dec)	% Change
Engineered Building Systems
Total Sales	$204,208	36%	$197,600	37%	$6,608	3.3%
Less: Intersegment sales	7,612		5,100		2,512	49.3%
Third Party Sales	$196,596	41%	$192,500	42%	$4,096	2.1%
Operating Income	$22,830	12%	$25,473	13%	$(2,643)	-10.4%
Metal Components
Total Sales	$292,430	52%	$275,747	51%	$16,683	6.1%
Less: Intersegment sales	37,324		35,104		2,220	6.3%
Third Party Sales	$255,106	53%	$240,643	52%	$14,463	6.0%
Operating Income	$31,059	12%	$18,239	8%	$12,820	70.2%
Metal Coil Coating
Total Sales	$69,283	12%	$63,742	12%	$5,541	8.7%
Less: Intersegment sales	40,671		37,055		3,616	9.8%
Third Party Sales	$28,612	6%	$26,687	6%	$1,925	7.2%
Operating Income	$7,018	25%	$7,208	27%	$(190)	-2.6%
Consolidated
Total Sales	$565,921	100%	$537,089	100%	$28,832	5.4%
Less: Intersegment	85,607		77,259		8,348	10.8%
Third Party Sales	$480,314	100%	$459,830	100%	$20,484	4.5%
Operating Income	$39,392	8%	$36,499	8%	$2,893	7.9%

	Fiscal YTD 4th Qtr 2016		Fiscal YTD 4th Qtr 2015		$ Inc/(Dec)	% Change
Engineered Building Systems
Total Sales	$672,235	34%	$667,165	37%	$5,070	0.8%
Less: Intersegment sales	19,764		19,285		479	2.5%
Third Party Sales	$652,471	39%	$647,880	41%	$4,591	0.7%
Operating Income	$62,046	10%	$51,410	8%	$10,636	20.7%
Metal Components
Total Sales	$1,044,040	53%	$920,845	51%	$123,195	13.4%
Less: Intersegment sales	118,177		105,535		12,642	12.0%
Third Party Sales	$925,863	55%	$815,310	52%	$110,553	13.6%
Operating Income	$102,495	11%	$50,541	6%	$51,954	102.8%
Metal Coil Coating
Total Sales	$247,736	13%	$231,732	13%	$16,004	6.9%
Less: Intersegment sales	141,142		131,230		9,912	7.6%
Third Party Sales	$106,594	6%	$100,502	6%	$6,092	6.1%
Operating Income	$25,289	24%	$19,080	19%	$6,209	32.5%
Consolidated
Total Sales	$1,964,011	100%	$1,819,743	100%	$144,268	7.9%
Less: Intersegment	279,083		256,050		23,033	9.0%
Third Party Sales	$1,684,928	100%	$1,563,693	100%	$121,235	7.8%
Operating Income	$108,779	6%	$56,831	4%	$51,948	91.4%